Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-164611

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Amount of registration fee(1)
1.400% Senior Notes due 2012	$600,000,000	$ 42,780
2.125% Senior Notes due 2013	$1,400,000,000	$ 99,820
3.200% Senior Notes due 2015	$1,700,000,000	$ 121,210
Floating Rate Senior Notes due 2011	$2,000,000,000	$ 142,600
Floating Rate Senior Notes due 2012	$1,100,000,000	$ 78,430
Floating Rate Senior Notes due 2013	$1,200,000,000	$ 85,560
TOTAL	$8,000,000,000	$ 570,400

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated February 1, 2010

$8,000,000,000

Berkshire Hathaway Inc.

$600,000,000 1.400% Senior Notes due 2012 Issue price 99.935% Interest payable February 10 and August 10	$2,000,000,000 Floating Rate Senior Notes due 2011 Issue price 100% Interest payable February 10, May 10, August 10 and November 10

$1,400,000,000 2.125% Senior Notes due 2013 Issue price 99.965% Interest payable February 11 and August 11	$1,100,000,000 Floating Rate Senior Notes due 2012 Issue price 100% Interest payable February 10, May 10, August 10 and November 10

$1,700,000,000 3.200% Senior Notes due 2015 Issue price 99.917% Interest payable February 11 and August 11	$1,200,000,000 Floating Rate Senior Notes due 2013 Issue price 100% Interest payable February 11, May 11, August 11 and November 11

We are offering (i) $600,000,000 of our 1.400% Senior Notes due 2012; (ii) $1,400,000,000 of our 2.125% Senior Notes due 2013 and (iii) $1,700,000,000 of our 3.200% Senior Notes due 2015 (collectively, the “fixed rate notes”); and (iv) $2,000,000,000 of Floating Rate Senior Notes due 2011; (v) $1,100,000,000 of Floating Rate Senior Notes due 2012; and (vi) $1,200,000,000 of Floating Rate Senior Notes due 2013 (collectively, the “floating rate notes” and, together with the fixed rate notes, the “notes”).

Interest on each series of notes will accrue from the date of original issue, expected to be February 11, 2010. Interest on the 1.400% Senior Notes due 2012 will be payable on February 10 and August 10 of each year, commencing on August 10, 2010. Interest on the 2.125% Senior Notes due 2013 and 3.200% Senior Notes due 2015 will be payable on February 11 and August 11 of each year, commencing on August 11, 2010. Interest on the Floating Rate Senior Notes due 2011 and the Floating Rate Senior Notes due 2012 will be payable on February 10, May 10, August 10 and November 10 of each year, commencing on May 10, 2010. Interest on the Floating Rate Senior Notes due 2013 will be payable on February 11, May 11, August 11 and November 11 of each year, commencing on May 11, 2010.

The 1.400% Senior Notes due 2012 will mature on February 10, 2012; the 2.125% Senior Notes due 2013 will mature on February 11, 2013; and the 3.200% Senior Notes due 2015 will mature on February 11, 2015. The Floating Rate Senior Notes due 2011 will mature on February 10, 2011; the Floating Rate Senior Notes due 2012 will mature on February 10, 2012; and the Floating Rate Senior Notes due 2013 will mature on February 11, 2013.

We may redeem any series of the fixed rate notes, in whole or in part, at any time at the redemption prices as described under “Description of the notes—Optional redemption.” We will not have the right to redeem the floating rate notes.

The notes will be senior unsecured indebtedness of ours and will rank equally with all of our other existing and future senior unsecured indebtedness.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The risks involved in investing in our debt securities are described in the “Risk factors” section starting on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses
Per 1.400% Senior Note due 2012	99.935%	0.150%	99.785%
Per 2.125% Senior Note due 2013	99.965%	0.250%	99.715%
Per 3.200% Senior Note due 2015	99.917%	0.350%	99.567%
Per Floating Rate Senior Note due 2011	100.000%	0.100%	99.900%
Per Floating Rate Senior Note due 2012	100.000%	0.150%	99.850%
Per Floating Rate Senior Note due 2013	100.000%	0.250%	99.750%
Total	$7,997,709,000	$17,000,000	$7,980,709,000
(1)	Plus accrued interest from February 11, 2010 if delivery of the notes occurs after such date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about February 11, 2010.

Sole Book-Running Manager

J.P. Morgan

Joint Lead Manager

Wells Fargo Securities

The date of this prospectus supplement is February 4, 2010

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in the notes. This document contains or incorporates by reference important information you should consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus (as updated by this prospectus supplement) is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information we previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Forward-looking information

Certain statements contained, or incorporated by reference, in this prospectus supplement are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about us, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by our insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

The information in this prospectus supplement is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus supplement, the accompanying prospectus, or documents to which we otherwise refer you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we have filed or will file with the SEC and incorporated by reference in this prospectus supplement and accompanying prospectus, is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.

In this prospectus supplement, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement to “Berkshire,” “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. excluding its consolidated subsidiaries.

This prospectus supplement is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement.

S-i

Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, together with documents incorporated by reference, in their entirety before making an investment decision.

About Berkshire Hathaway Inc.

We are incorporated in Delaware and are a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Wesco-Financial Insurance Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, Boat U.S. and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Our finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes, Inc.) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,700 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the United States; Forest River, a leading manufacturer of leisure vehicles in the United States; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of our Board of Directors. Our businesses collectively employ approximately 222,000 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

Proposed acquisition of Burlington Northern Santa Fe Corporation

On November 3, 2009, we entered into a merger agreement with Burlington Northern Santa Fe Corporation (“BNSF”), pursuant to which, subject to conditions described below, BNSF would be merged into a subsidiary of National Indemnity Company, an indirect wholly owned insurance subsidiary of ours, so that following the proposed transaction, we would indirectly own 100% of BNSF.

If the merger is completed, each share of BNSF common stock will be converted into the right to receive, at the BNSF stockholder’s election (subject to certain proration and reallocation procedures), either (i) $100.00 in cash, or (ii) a portion of a share of our Class A common stock equal to an exchange ratio determined in accordance with the merger agreement.

Under the merger agreement, approximately 60% of the total merger consideration payable by us to BNSF stockholders will be in the form of cash and approximately 40% will be in the form of our common stock.

The transaction is subject to customary closing conditions and requires approval by (i) the holders of at least 66-2/3% of the outstanding shares of BNSF common stock not owned by us and (ii) the holders of a majority of the outstanding shares of BNSF common stock.

If the requisite approval of the BNSF stockholders is obtained at the meeting of BNSF stockholders currently scheduled for February 11, 2010, and the other conditions to close are met or waived, the merger is expected to become effective as soon as practicable but in no event later than the fourth business day following the meeting of BNSF stockholders.

The offering

Issuer	Berkshire Hathaway Inc.

Securities offered	$600,000,000 aggregate principal amount of 1.400% Senior Notes due 2012

$1,400,000,000 aggregate principal amount of 2.125% Senior Notes due 2013

$1,700,000,000 aggregate principal amount of 3.200% Senior Notes due 2015

$2,000,000,000 aggregate principal amount of Floating Rate Senior Notes due 2011

$1,100,000,000 aggregate principal amount of Floating Rate Senior Notes due 2012

$1,200,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013

Offering price	99.935% in respect of the 1.400% Senior Notes due 2012

99.965% in respect of the 2.125% Senior Notes due 2013

99.917% in respect of the 3.200% Senior Notes due 2015

100% in respect of the Floating Rate Senior Notes due 2011

100% in respect of the Floating Rate Senior Notes due 2012

100% in respect of the Floating Rate Senior Notes due 2013

Maturity date	February 10, 2012 in respect of 1.400% Senior Notes due 2012

February 11, 2013 in respect of 2.125% Senior Notes due 2013

February 11, 2015 in respect of 3.200% Senior Notes due 2015

February 10, 2011 in respect of the Floating Rate Senior Notes due 2011

February 10, 2012 in respect of the Floating Rate Senior Notes due 2012

February 11, 2013 in respect of the Floating Rate Senior Notes due 2013

Interest	The 1.400% Senior Notes due 2012 will bear interest at a rate per annum equal to 1.400%, payable semi-annually in arrears on February 10 and August 10 of each year, commencing on August 10, 2010.

The 2.125% Senior Notes due 2013 will bear interest at a rate per annum equal to 2.125%, payable semi-annually in arrears on February 11 and August 11 of each year, commencing on August 11, 2010.

The 3.200% Senior Notes due 2015 will bear interest at a rate per annum equal to 3.200%, payable semi-annually in arrears on February 11 and August 11 of each year, commencing on August 11, 2010.

The Floating Rate Senior Notes due 2011 will bear interest at a rate per annum equal to LIBOR minus 0.020%, payable quarterly in arrears on February 10, May 10, August 10 and November 10 of each year, commencing on May 10, 2010.

The Floating Rate Senior Notes due 2012 will bear interest at a rate per annum equal to LIBOR plus 0.180%, payable quarterly in arrears on February 10, May 10, August 10 and November 10 of each year, commencing on May 10, 2010.

The Floating Rate Senior Notes due 2013 will bear interest at a rate per annum equal to LIBOR plus 0.430%, payable quarterly in arrears on February 11, May 11, August 11 and November 11 of each year, commencing on May 11, 2010.

Ranking	Each series of notes will be our unsecured senior obligations, will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2009, we had no secured indebtedness and $169 million of indebtedness, and our subsidiaries had $37.8 billion of indebtedness.

Optional redemption

We will have the option to redeem each series of the fixed rate notes, in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed or (B) as determined by the quotation agent and as described herein under “Description of the notes—Optional redemption,” the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described herein under “Description of the notes—Optional redemption” plus 10 basis points with respect to the 1.400% Senior Notes due 2012, 12.5 basis points with respect to the 2.125%

Senior Notes due 2013, or 15 basis points with respect to the 3.200% Senior Notes due 2015, in each case, plus accrued interest to the date on which the notes are to be redeemed.

We will not have the right to redeem the floating rate notes.

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking fund	None of the notes are subject to a sinking fund provision.

Form and denomination	The Depository Trust Company (“DTC”) will act as securities depositary for the notes, which will be issued only as fully registered global securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC, except in certain circumstances. One or more fully registered global notes will be issued to DTC for the notes. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of proceeds	We expect to use the net proceeds of this offering in connection with our acquisition, through merger, of BNSF. If the conditions to such acquisition are not met, we expect to use the net proceeds for general corporate purposes. See “Use of proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	New York

Risk factors	You should carefully consider the specific factors set forth under “Risk factors,” beginning on page S-6 of this prospectus supplement as well as the information and data included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

Risk factors

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

Risks unique to our regulated businesses.

Insurance business

Our insurance businesses are subject to regulation in the jurisdictions in which we operate. Such regulations may relate to among other things, the types of business we can write, the rates we can charge for coverage, the level of capital that we must maintain and restrictions on the types and size of investments we can make. Regulations may also restrict the timing and amount of dividend payments. Accordingly, changes in regulations related to these or other matters or regulatory actions imposing restrictions on our insurance companies, may adversely impact our results of operations.

Railroad business

The railroad business of BNSF that we propose to acquire through merger is subject to a significant amount of governmental regulation with respect to its rates and practices, railroad operations and a variety of health, safety, labor, environmental and other matters. Failure to comply with applicable laws and regulations could have a material adverse effect on its operation. Governments may change the legislative framework within which BNSF operates without providing it with any recourse for any adverse effects that the change may have on its railroad business. Also, some of the regulations require BNSF to obtain and maintain various licenses, permits and other authorizations, and we cannot be sure that BNSF will continue to be able to do so. Increased economic regulation of the rail industry could negatively impact BNSF’s ability to determine prices for rail services and to make capital improvements to its rail network, resulting in an adverse effect on the results of operations, financial condition or liquidity of its railroad business.

BNSF regularly utilizes debt to fund operations and capital expenditures. BNSF depends on having access to borrowed funds through the capital markets. To the extent that access to the credit is restricted or the cost of funding increases, our operations could be adversely affected.

Regulatory changes may adversely impact our future operating results.

Over the past year, partially in response to the financial markets crises and the global economic recession, regulatory initiatives have accelerated in the United States and abroad. Such initiatives address for example, the regulation of banks and other major financial institutions, regulations related to environmental and global-warming matters and health care reform. It is not yet clear whether or not these initiatives will result in significant changes to existing laws and regulations. These initiatives could have a significant impact on our operating businesses as well as on the businesses in which we have a significant but not controlling economic interest. Accordingly, we cannot predict whether such initiatives will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Use of proceeds

We intend to use all of the net proceeds that we receive from the sale of the notes as part of the cash consideration to be paid to the stockholders of BNSF in connection with our acquisition, through merger, of BNSF. If the conditions to such acquisition are not met, we expect to use the net proceeds for general corporate purposes.

Description of the notes

The following description of certain material terms of the notes does not purport to be complete.

This description of the notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The notes will be issued under an indenture, dated as of February 1, 2010, (the “indenture”) among us, Berkshire Hathaway Finance Corporation and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as trustee (the “trustee”). Since this description of the notes is only a summary, we urge you to read the indenture (including definitions of terms used therein) and the form of note because they, and not this description, define your rights as a beneficial holder of the notes. You may request copies of these documents from us at our address set forth above under “Summary—About Berkshire Hathaway Inc.” The indenture and a form of the notes, are included or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

Each maturity of the fixed rate notes and the floating rate notes offered by this prospectus supplement will be issued as a separate series under the indenture. The notes will be our senior unsecured obligations and will be initially limited in aggregate principal amount to $600,000,000 in the case of the 1.400% Senior Notes due 2012, $1,400,000,000 in the case of the 2.125% Senior Notes due 2013, $1,700,000,000 in the case of the 3.200% Senior Notes due 2015, $2,000,000,000 in the case of the Floating Rate Senior Notes due 2011, $1,100,000,000 in the case of the Floating Rate Senior Notes due 2012, and $1,200,000,000 in the case of the Floating Rate Senior Notes due 2013.

We may at any time, without notice to or consent of the holders of the notes offered by this prospectus supplement, issue additional notes of the same series as any series of the notes offered hereby. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as such series of notes offered hereby, except for possible variations permitted under the indenture. Any such additional notes, together with the notes offered hereby of such series, will constitute a single series of notes under the indenture.

The entire principal amount of the 1.400% Senior Notes due 2012 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 10, 2012. The entire principal amount of the 2.125% Senior Notes due 2013 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 11, 2013. The entire principal amount of the 3.200% Senior Notes due 2015 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 11, 2015. The entire principal amount of the Floating Rate Senior Notes due 2011 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 10, 2011. The entire principal amount of the Floating Rate Senior Notes due 2012 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 10, 2012. The entire principal amount of the Floating Rate Senior Notes due 2013 will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 11, 2013.

Each series of notes will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See “—Book-entry delivery and form.”

You will not have the right to cause us to repurchase any of the notes in whole or in part at any time before they mature. The notes are not subject to a sinking fund provision.

Interest — Fixed rate notes

The 1.400% Senior Notes due 2012 will accrue interest at a rate of 1.400% per annum. The 2.125% Senior Notes due 2013 will accrue interest at a rate of 2.125% per annum. The 3.200% Senior Notes due 2015 will accrue interest at a rate of 3.200% per annum.

The 1.400% Senior Notes due 2012 will accrue interest on their stated principal amount from February 11, 2010, or from the most recent date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on February 10 and August 10 of each year, which we refer to as interest payment dates, commencing on August 10, 2010.

The 2.125% Senior Notes due 2013 and the 3.200% Senior Notes due 2015 will accrue interest on their stated principal amount from February 11, 2010, or from the most recent date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on February 11 and August 11 of each year, which we refer to as interest payment dates, commencing on August 11, 2010.

Interest will be paid to the person in whose name a fixed rate note is registered at the close of business on February 1 or August 1 (whether or not a business day), which we refer to as the record dates, immediately preceding the relevant interest payment date.

The amount of interest payable on the fixed rate notes for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the fixed rate notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

Any amounts payable on any fixed rate notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Interest — Floating rate notes

The Floating Rate Senior Notes due 2011 will bear interest from February 11, 2010 at a rate per annum equal to LIBOR (as defined below) minus 0.020% per annum, as determined by the calculation agent as described below.

The Floating Rate Senior Notes due 2012 will bear interest from February 11, 2010 at a rate per annum equal to LIBOR plus 0.180% per annum, as determined by the calculation agent as described below.

The Floating Rate Senior Notes due 2013 will bear interest from February 11, 2010 at a rate per annum equal to LIBOR plus 0.430% per annum, as determined by the calculation agent as described below.

Interest on each series of the Floating Rate Senior Notes due 2011 and the Floating Rate Senior Notes due 2012 will be payable quarterly in arrears on February 10, May 10, August 10 and November 10 of each year, commencing May 10, 2010, to the person in whose name such notes are registered at the close of business on the preceding February 1, May 1, August 1 and November 1 as applicable (whether or not a business day).

Interest on the Floating Rate Senior Notes due 2013 will be payable quarterly in arrears on February 11, May 11, August 11 and November 11 of each year, commencing May 11, 2010, to the person in whose name such notes are registered at the close of business on the preceding February 1, May 1, August 1 and November 1 as applicable (whether or not a business day).

If any interest payment date falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day and interest will accrue to but excluding the date interest is paid. However, if the postponement would cause the day to fall in the next calendar month, the interest payment date will instead be brought forward to the immediately preceding business day. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

The rate of interest on each series of the floating rate notes will reset quarterly (the “interest reset period,” and the first day of each interest reset period will be an “interest reset date”). The interest reset date will be the same dates as the interest payment dates.

The calculation agent for each series of the floating rate notes is The Bank of New York Mellon Trust Company, N.A., which we refer to as the “calculation agent.”

The calculation agent will determine the initial interest rate on the second London business day preceding the issue date for each series of the floating rate notes and the interest rate for each succeeding interest reset period by reference to LIBOR on the second London business day preceding the applicable interest reset date, each of which we refer to as an “interest determination date.”

“London business day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

The interest rate for the floating rate notes will be based on the London interbank offered rate, which we refer to as “LIBOR,” and will be determined by the calculation agent as follows:

(i) As of an interest determination date, LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the date of issuance of each series of the floating rate notes and on each related interest reset date, that appears on the Reuters Screen LIBOR01 Page, or any successor service, at approximately 11:00 a.m., London time, on that interest determination date.

(ii) If no rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the date of issuance of each series of the floating rate notes or on the related interest reset date, as the case may be, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with Berkshire for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

Accrued interest on each series of the floating rate notes will be calculated by multiplying the principal amount of such notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or if none, the initial interest rate. All percentages used in or resulting from any calculation for the rate of interest on any floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

Ranking

The fixed rate notes and the floating rate notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2009, Berkshire had no secured indebtedness and $169 million of indebtedness, and our subsidiaries had $37.8 billion of indebtedness.

Optional redemption

Fixed rate notes

We will have the option to redeem each series of the fixed rate notes in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the fixed rate notes to be redeemed or (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the fixed rate notes are to be redeemed, discounted to the date on which the fixed rate notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 10 basis points with respect to the 1.400% Senior Notes due 2012, 12.5 basis points with respect to the 2.125% Senior Notes due 2013 or 15 basis points with respect to the 3.200% Senior Notes due 2015, in each case, plus accrued interest on the fixed rate notes to be redeemed to the date on which the fixed rate notes are to be redeemed.

We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint J.P. Morgan Securities Inc. or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint J.P. Morgan Securities Inc. or its successor to act as our quotation agent. If J.P. Morgan Securities Inc. or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of such redeemed fixed rate notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of such redeemed notes. The reference dealers will provide us with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.

We may redeem any series of fixed rate notes at any time on a redemption date of our choice. However, we must give the holders of such notes notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described under “—Notices.” If we elect to redeem fewer than all the notes in a series, the trustee will select the particular notes of such series to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that the trustee deems fair and appropriate.

Floating rate notes

We will not have the right to redeem our floating rate notes.

Book-entry delivery and form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Each series of the notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”)), as described below under “—Depositary procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of book-entry notes for certificated notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of book-entry notes for certificated notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us, Berkshire or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of book-entry notes for certificated notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act,

•	if there shall have occurred and be continuing an event of default with respect to the notes, or

•	if we determine, in our sole discretion, that the global notes are exchangeable in accordance with the terms of the indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Material United States federal income and

estate tax considerations

The following is a summary of the material U.S. federal income and estate tax considerations that may be relevant to initial holders of the notes. The summary is limited to holders that purchase notes in the initial offering for cash at their issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment). The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, foreign persons (except to the extent specifically provided below), tax-exempt organizations, expatriates and certain former citizens or long-term residents of the U.S., persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, persons deemed to sell the notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the notes.

Under the terms of the fixed rate notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the fixed rate notes. It is possible that the Internal Revenue Service (“IRS”) could assert that the payment of such excess amounts is a “contingent payment” and the fixed rate notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the fixed rate notes are issued) are ignored. We believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the fixed rate notes as contingent payment debt instruments. Our position will be binding on holders of the fixed rate notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the fixed rate notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

This summary is based upon the Code, Treasury regulations, IRS rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. As a result, the IRS could disagree with portions of this discussion.

Persons considering a purchase of the notes should consult their own tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Consequences to U.S. holders

The following discussion summarizes the material U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

Sale, exchange, redemption or other disposition of the notes

When a U.S. holder disposes of a note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or accruals of interest”) and the holder’s adjusted federal income tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the cost of the note to the holder.

The gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or other disposition of a note will be long-term capital gain or loss if the holder held the note for more than one year on the date of disposition. Capital gains recognized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the notes or proceeds received from the sale of the notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

The following discussion summarizes the material U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of interest

Payments of interest on the notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Berkshire Hathaway Inc.’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Berkshire Hathaway Inc. through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into the ordinary course of its trade or business;

•

the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

•

the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or a successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If payments of interest on the notes are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on such interest payments on a net income basis in the same manner as a U.S. holder (although such non-U.S. holder will be exempt from the 30% U.S. federal withholding tax if the certification requirements discussed above are satisfied). In addition, a non-U.S holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable tax treaty rate) of such interest, subject to adjustments.

Sale, exchange, or redemption

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, where a tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, is attributable to a United States permanent establishment) will generally be taxable as discussed above with respect to interest on the notes. If a non-U.S. holder is subject to United States federal income tax because the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, any gain realized by the non-U.S. holder on the sale, exchange or redemption of the notes that is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will be subject to a flat 30% tax on the gain derived from such disposition, which gain may be offset by United States-source capital losses.

Estate tax

A note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that the holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of Berkshire Hathaway Inc.’s stock and, at the time of the holder’s death, payments of interest on the note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.

Backup withholding and information reporting

Generally, we must report to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding is reduced or eliminated by the Code or an applicable income tax treaty. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty.

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding with respect to payments of interest on the notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no information reporting or backup withholding will generally be required with respect to the proceeds of a sale of the notes by a non-U.S. holder made within the United States or conducted through certain United States-related financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts so withheld will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Proposed legislation

The House of Representatives recently passed legislation which would generally impose, effective for payments made on or after January 1, 2013, a withholding tax of 30% on interest income from, and the gross proceeds of a disposition of, certain debt obligations paid to certain foreign entities unless various information reporting requirements are satisfied. A substantially similar proposal was included as part of President Obama’s proposed budget for fiscal year 2011. There can be no assurance as to whether or not this legislation (or any substantially similar legislation) will ultimately be enacted, and, if it is enacted, what form it will take or when it will be effective. Non-U.S. holders are encouraged to consult their own tax advisers regarding the possible implications of this proposed legislation on their investment in the notes.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement among us, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us, the principal amount of notes that appears under its name in the table below.

	J.P. Morgan Securities Inc.	Wells Fargo Securities, LLC

1.400% Senior Notes due 2012	$400,000,000	$200,000,000
2.125% Senior Notes due 2013	$933,333,000	$466,667,000
3.200% Senior Notes due 2015	$1,133,333,000	$566,667,000
Floating Rate Senior Notes due 2011	$1,333,333,000	$666,667,000
Floating Rate Senior Notes due 2012	$733,333,000	$366,667,000
Floating Rate Senior Notes due 2013	$800,000,000	$400,000,000

Total	$5,333,332,000	$2,666,668,000

The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to (i) 0.100% of the principal amount of the 1.400% Senior Notes due 2012, (ii) 0.150% of the principal amount of the 2.125% Senior Notes due 2013, (iii) 0.200% of the principal amount of the 3.200% Senior Notes due 2015, (iv) 0.050% of the principal amount of the Floating Rate Senior Notes due 2011, (v) 0.100% of the principal amount of the Floating Rate Senior Notes due 2012, and (vi) 0.150% of the principal amount of the Floating Rate Senior Notes due 2013. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to (i) 0.025% of the principal amount of the 1.400% Senior Notes due 2012, (ii) 0.025% of the principal amount of the 2.125% Senior Notes due 2013, (iii) 0.025% of the principal amount of the 3.200% Senior Notes due 2015, (iv) 0.025% of the principal amount of the Floating Rate Senior Notes due 2011, (v) 0.025% of the principal amount of the Floating Rate Senior Notes due 2012, and (vi) 0.025% of the principal amount of the Floating Rate Senior Notes due 2013 to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that, subject to certain exceptions, we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

	Underwriting Discounts and Commissions paid by us
	Per Note	Total

1.400% Senior Notes due 2012	0.150%	$900,000
2.125% Senior Notes due 2013	0.250%	$3,500,000
3.200% Senior Notes due 2015	0.350%	$5,950,000
Floating Rate Senior Notes due 2011	0.100%	$2,000,000
Floating Rate Senior Notes due 2012	0.150%	$1,650,000
Floating Rate Senior Notes due 2013	0.250%	$3,000,000

Total		$17,000,000

We estimate that we will spend approximately $2.9 million for printing, rating agency fees, trustee and legal fees and other expenses related to this offering.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the senior notes in the open market for the purpose of pegging, fixing or maintaining the price of the senior notes. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the senior notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters will not offer or sell any of our notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses reimbursements.

Legal matters

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the offering of debt securities beneficially own, in the aggregate, approximately 350 shares of our Class A common stock and approximately 24,000 shares of our Class B common stock.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Berkshire Hathaway Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Inc.

Debt Securities

We from time to time may offer to sell debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities.

The risks involved in investing in our debt securities are described in the “Risk Factors” section starting on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 1, 2010

Forward-Looking Information

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about us, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by our insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

i

About this Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell debt securities in one or more offerings. This prospectus only provides a general description of the securities that may be offered. Each time we sell securities under the shelf registration, a supplement to this prospectus containing specific information about the terms of the securities will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, the accompanying supplement, or documents to which we otherwise refer you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying supplement, as well as information we have filed or will file with the SEC and incorporated by reference in this prospectus, is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.

In this prospectus, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to “Berkshire,” “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. excluding its consolidated subsidiaries.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, our Class A common stock and Class B common stock are listed on the New York Stock Exchange, and our reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

Incorporation by Reference

In this document we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2008,

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009,

•	Berkshire’s Current Reports on Form 8-K filed with the SEC on March 2, 2009, July 7, 2009, November 3, 2009, December 23, 2009, January 12, 2010, January 20, 2010, and January 21, 2010.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

Berkshire Hathaway Inc.

We are incorporated in Delaware and are a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Wesco-Financial Insurance Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, Boat U.S. and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Our finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes, Inc. (“Clayton”)) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,700 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the United States; Forest River, a leading manufacturer of leisure vehicles in the United States; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of our Board of Directors. Our businesses collectively employ approximately 222,000 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

Risk Factors

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which have been or will be incorporated by reference into this document. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

Ratio of Earnings to Fixed Charges

The following table sets forth Berkshire’s ratio of consolidated earnings to consolidated fixed charges for the periods indicated.

	Nine months ended September 30, 2009	Year ended December 31,
		2008	2007	2006	2005	2004
Earnings Available for Fixed Charges (in millions)	$8,798	$9,850	$22,363	$18,757	$13,135	$11,574
Fixed Charges (in millions)	$1,711	$2,276	$2,202	$1,979	$867	$875
Ratio of Earnings to Fixed Charges	5.14x	4.33x	10.16x	9.48x	15.15x	13.23x

Use of Proceeds

Except as any accompanying prospectus supplement may state, the net proceeds from the sale of securities will be used for general corporate purposes.

Description of the Debt Securities

We will issue senior debt securities on a senior unsecured basis under an indenture, dated as of February 1, 2010, by and among Berkshire, Berkshire Hathaway Finance Corporation (“BHFC”) and The Bank of New York Mellon Trust Company, N.A. (the “trustee”). BHFC may also issue debt securities under this indenture; however, the debt securities described herein are solely issued by Berkshire Hathaway Inc.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture, including the definition of certain terms. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. The following sets forth certain general terms and provisions of our debt securities offered by this prospectus. The particular terms of debt securities will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Indenture

General

The indenture does not limit the amount of debt securities that may be issued under that indenture, nor does it limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any sinking fund or analogous provision;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus; and

•	any other terms of the debt securities not inconsistent with the indenture.

Ranking

The debt securities will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness.

Consolidation, Merger and Sale of Assets

Except as otherwise provided in the indenture or the debt securities, we may not (A) merge into or consolidate with any other entity, or (B) convey, transfer or lease our respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity, unless, in the case of clauses (A) and (B) above, the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture the due and punctual payment of the principal of and any interest on the debt securities and the performance of our obligations under the indenture.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of such series of debt securities when due and payable;

•

a default in the performance, or breach, of other covenants or warranties of ours in the indenture applicable to such series of debt securities that continues for 90 consecutive days after we receive notice of the default or breach; and

•	certain events of bankruptcy, insolvency or liquidation involving us.

If an event of bankruptcy, insolvency or liquidation of us has occurred, the principal of the then-outstanding debt securities and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all series affected by the default (voting as a single class) may declare the principal amount payable under the indenture on those then outstanding debt securities of the series affected by the default due and payable.

Defeasance

Our obligations with respect to the payment of the principal and interest on the debt securities will terminate if we irrevocably deposit or cause to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the debt securities:

•	cash,

•

U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,

in each case sufficient to pay and discharge each installment of principal and interest on the debt securities.

The discharge of the debt securities is subject to certain other conditions, including, without limitation,

•

no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of us, at any time on or prior to the 90th day after the date of such deposit),

•

we shall have delivered to the trustee an opinion of independent tax counsel to the effect that holders of the debt securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance,

•	we shall have delivered to the trustee a certificate stating that the debt securities, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. We and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of the debt securities.

In addition, modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than 50% of the aggregate principal amount of the debt securities of each series affected by such modification or amendment, acting as one class, provided, however, that no such modification or amendment may, without the consent of each holder of debt securities outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt securities,

•	reduce the principal of or interest rate on any outstanding debt securities,

•	change the place of payment where, or the currency in which, any outstanding debt securities or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding debt securities on or after the stated maturity thereof,

•

reduce the percentage in principal amount of the debt securities then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of the series affected by the default may, on behalf of the holders of all such debt securities of the series affected by the default, waive any past default under the indenture with respect to the of the outstanding debt securities of the series affected by the default except a default in the payment of principal or any interest on such debt securities and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of the outstanding debt securities of the series affected by the default.

Payment and Paying Agents

Unless we inform you otherwise, payments on the debt securities will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name a debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise, the trustee will be designated as our paying agent for payments on the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

The debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If the debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the debt securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by us through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

We will indemnify any underwriters and agents against various civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

Legal Matters

Certain matters with respect to the legality of the securities offered by this prospectus will be passed upon for us by Munger, Tolles & Olson LLP.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the offering of debt securities beneficially own, in the aggregate, approximately 350 shares of our Class A common stock and approximately 24,000 shares of our Class B common stock.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Berkshire Hathaway Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Inc.